Exhibit 23.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3D (No. 333-111905) of Farmers National Banc Corp. of our report dated February 23, 2005, relating to the consolidated balance sheet of Farmers National Banc Corp. as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Farmers National Banc Corp.

Crowe Chizek and Company LLC

Cleveland, Ohio
March 14, 2005